Exhibit 10.1

July 24, 2015

Clyde Hosein

c/o RingCentral, Inc.

Re: Amendment to Offer Letter

Dear Clyde,

I am pleased to inform you that on July 24, 2015, the compensation committee of the board of directors of RingCentral, Inc. amended and restated the first paragraph of the “Double-Trigger Equity Award Vesting Acceleration” section of the offer letter between you and RingCentral, Inc., dated August 7, 2013 (the “Offer Letter”), to provide:

Double-Trigger Equity Award Vesting Acceleration. If the Company consummates a “Change of Control (defined below) any time after your Start and, (i) you are terminated by the Company for reasons other than “Cause” (as defined below), death, or disability within 90 days prior to the Change of Control and/or are not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company for reasons other than Cause, death or disability, or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then one hundred percent (100%) of your unvested stock options and other equity awards shall immediately vest on the date of the Change of Control or termination, whichever is later to occur, and, with respect to any stock options, be exercisable, in accordance with the terms and conditions of the applicable equity plan and your equity award agreements under which these awards were granted.

Except as otherwise provided herein, the terms of your Offer Letter remain in full force and effect. Thank you for your continued contributions to RingCentral, Inc.

Sincerely,

/s/ Vlad Shmunis
Vlad Shmunis
Chief Executive Officer
RingCentral, Inc.